FTE Networks Announces Appointment of Director

NAPLES, FL – June 5, 2014 - FTE Networks, Inc. (PINKSHEETS: FTNW), a premier provider of fiber and wireless infrastructure services in the telecommunications vertical, is pleased to announce the appointment of Mr. John Klumpp to its Board of Directors.

Mr. Klumpp currently serves as a Senior Vice President and Chief Information Officer of First Southern Bank in Boca Raton, Florida where he oversees the day-to-day operations of the bank’s corporate technology architecture and systems.

Klumpp most recently served as Senior Vice President and IT Director of Florida Community Bank in Naples, Florida where he oversaw the complete build out of the bank’s IT department from start-up to $3.5 billion in 44 locations in just 18 months. He previously held the positions of SVP and CIO at the Bank of Florida from August 2008 to March 2012 and First National Bank of Florida from October 2001 to March 2005, both in Naples. In between, from March 2005 to August 2008, he ran his own small business consulting firm.

Klumpp received his BSA in Finance from the University of Alabama, Birmingham, in 1984 and continued his education at LSU Graduate School of Banking. He was a past board member of the American Diabetes Association and a Loaned Executive with the United Way. He currently resides in Naples.

"I am pleased to welcome John to FTE Networks’ Board of Directors," stated Mr. Michael Palleschi, FTE’s Chief Executive Officer. "John's knowledge of and background in the banking and technology industry is very complimentary to FTE's growth strategy and we look forward to his contributions to our development plans."

About FTE Networks, Inc.
FTE Networks is a vertically integrated company with an international footprint. Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions. FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements
This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.